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                                                                 EXHIBIT (p)(ix)

                             MONTAG & CALDWELL, INC.
                               STATEMENT OF POLICY
                                (Code of Ethics)
                                       ON
                        EMPLOYEE SECURITIES TRANSACTIONS
                       (Including Reporting Requirements)

                    CODE OF ETHICS AND STANDARDS OF PRACTICE

                  Montag & Caldwell is an investment counseling firm dedicated to providing effective and proper professional investment management advice to its clients. Our firm's reputation is a reflection of our employees and their collective decisions. We select employees who meet the qualifications of experience, education, intelligence, judgment, and the highest standards of moral and ethical attitudes. Our responsibility to our clients is to provide unbiased, independent judgment. In this responsibility, we frequently have knowledge of a client's financial and personal situation and this information must always be treated in the strictest of confidence.

                  Each employee, and certain other individuals, are considered Access Persons since they have available to them information regarding the firm's investment decisions.

                  To establish standards of practice and to avoid any misunderstanding by either the Company or our employees, there follows a statement of Montag & Caldwell's Code of Ethics and Standards of Practice. Every Access Person will subscribe to this Code. In addition, every Access Person is required to be familiar with and subscribe to the Standards of Professional Conduct of the Association for Investment Management and Research (AIMR) and the Investment Counsel Association of America. Copies of these statements are available from the Trading Compliance Officer.

                  Listed below are specific areas of interest in which Montag & Caldwell's position is outlined for your understanding.

                           Personal Securities Transactions - Attached is a Statement of Policy on Access Persons securities transactions. This outlines the trading restrictions and reporting requirements in the handling of personal securities transactions. Compliance with these restrictions is expected to assure that transactions for clients come before those of Access Persons.


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                           Monitor Personal Securities Transactions - The
                           Trading Compliance Officer will continuously review all trading activity as notification is received, and document in writing all employee trades that are questionable.

                           The Trading Compliance Officer will review trading activity with the Compliance Officer annually.

                           Outside Business Interests - The Firm requires that an employee either presently involved in or considering an outside business interest with a profit or non-profit organization submit the details of this interest to the Management Committee. The Firm does not wish to limit employees' opportunities in either a professional or financial sense, but needs to be aware of employees' outside interests. We wish to avoid potential conflicts of interest to insure that clients' investment alternatives are not circumscribed and that there will be no detriment to our employees' performance with the Firm. We must also be concerned as to whether there could be any Montag & Caldwell liability either financially or through adverse publicity.

                           An employee who seeks or is offered an officership, trusteeship, directorship, or is employed in any other capacity in an outside enterprise must have his participation approved by the Management Committee.

                           Gifts - Personal gifts of cash, fees, trips, favors, etc. of significant value, to employees of Montag & Caldwell are discouraged. Gratuitous trips and other significant favors offered to an employee should be reviewed with the Trading Compliance Officer and-or a member of the Management Committee.

                           The Use and Receipt of Inside Information - As presently determined by the courts and the Securities and Exchange Commission, inside information is material, non-public information. In defining inside information, generally it has had to meet the tests of materiality, non-public, known to be non-public and improperly obtained, and be a factor in the decision to act. The definition and application of inside information is continually being revised and updated by the regulatory authorities. If an employee believes he is in possession of inside information, he should not act on it or disclose it except to the Chairman of the Investment Policy Committee, the Trading Compliance Officer, or a member of the Management Committee.

                           Use of Source Material - Materials written by employees of Montag & Caldwell for distribution outside of the Firm or available to outside people (research reports, investment summaries, etc.) should be original information or include proper reference to sources. It is not necessary to reference publicly available information.


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GENERAL STATEMENT OF POLICY

                  Montag & Caldwell, Inc., (the "Company") is registered as an investment adviser with the Securities and Exchange Commission pursuant to the Investment Advisers Act of 1940. The Company serves as investment adviser to (a) investment companies registered with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940, (b) Montag & Caldwell Growth and Balanced Funds and (c) private institutional and individual counsel clients. When used herein, the term "clients" includes any funds for which the Company may serve as adviser in the future and private counsel clients. Also, when used herein, the term Access Person includes employees of Montag & Caldwell, Inc., and all other individuals, that have access to research material or obtains information regarding the purchase or sale of securities that are subject to restrictions outlined in this Statement of Policy. These individuals are required to adhere to the policies outlined herein.

                  As investment adviser to its clients, the Company and each of its employees are in a fiduciary position. This requires that the Company act for the sole benefit of the Company's clients, and that each of its employees avoid those situations which may place or appear to place, the interest of the employee in conflict with the interests of the clients of the Company. Personal investments of employees must be made in light of this standard.

                  This Statement of Policy has been developed to guide employees of the Company in the conduct of their personal investments. In those situations where individuals may be uncertain as to intent or purpose of this Statement of Policy, they are encouraged to consult with the Trading Compliance Officer, in order to insure the protection of the Company's clients. The Trading Compliance Officer may under circumstances that are considered appropriate, or after consultation with the Management Committee, grant exceptions to the restrictions contained herein when he/she is satisfied that the interests of the Company's clients will not be thereby prejudiced. All questions should be resolved in favor of the interest of the clients even at the expense of the interest of the Company's employees. The Management Committee will satisfy themselves as to the adherence to this policy through periodic reports from the Trading Compliance Officer.

1.       APPLICATION OF THE STATEMENT OF POLICY

                1.1        Employees.      The provisions of this Statement of
         Policy apply to every security transaction, in which an Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which he/she has any direct or indirect control. Generally, an Access Person is regarded as having a beneficial interest in those securities held in his or her name, the name of his or her spouse, and the names of his or her minor children who reside with him or her.


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                  A person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship he obtains or may obtain therefrom benefits substantially equivalent to those of ownership.

                  One does not derive a beneficial interest by virtue of serving as a trustee or executor unless he, or a member of his immediate family, has a vested interest in the income or corpus of the trust or estate. When an Access Person does serve in such capacity, he should at all times avoid conduct in conflict with the interest of clients of the Company. However, if a family member is a fee-paying client, the account will be traded in line with all M&C clients and executed through Montag & Caldwell's trading desk.

                  This Statement of Policy also applies to the investments of the Company's Stock Purchase Trust, (including any trust or employee benefit fund the Company may institute in the future), and client accounts in which employees have a direct or indirect beneficial interest, except fee paying clients, with respect to which they exercise any direct or indirect control.

                  1.2      Trading Procedures.

                           If an Access Person is considering trading in a security which M&C holds broadly in client portfolios or is considering buying or selling in same, he/she is required to execute through the Trading Department. The Trading Department will then be responsible for compliance with this Statement of Policy.

                           If the security being traded is unrelated to client portfolios, the Access Person may execute the trade. However, the Access Person shall be responsible for compliance with this Statement of Policy.

                           As a guide to compliance with this Statement an Access Person may be prohibited from trading within seven days before or after clients, managed by the company, have traded in a security in which there has been a security allocation change. This does not apply to a reallocation of an account nor the initial security allocation of an account. It will be the responsibility of the Trading Compliance Officer or, in his/her absence, a member of the Management Committee to determine if this seven-day period may be waived using the standard discussed in the General Statement of Policy.

                           It is a requirement that duplicate confirmations be sent to the Trading Compliance Officer FROM THE BROKER on all transactions in all accounts covered by this Statement of Policy. It is the responsibility of the employee to issue these instructions to all brokers for all covered accounts.


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                           Every Access Person must provide the Treasurer with
                           an initial holdings report no later than 10 days after the person becomes an Access Person. This report must include:

                           - A list of securities including the title, number of shares, and principal amount of each covered security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

                           - The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person;

                           - The date that the report is submitted by the Access Person.

                  Quarterly Transaction Reports

                           Quarterly, no later than 10 days after the end of a calendar quarter, the Access Person must review a list of all transactions on record with the Trading Compliance Officer and sign a statement attesting that the review covers all transactions for the stated time period in all accounts covered by this Statement of Policy. The quarterly report must include the following -

                           - The covered security in which the Access Person had any direct or indirect beneficial ownership;

                           - The date of the transaction, title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each covered security involved;

                           - The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                           - The price of the covered security at which the transaction was effected;

                           - The name of the broker with which the transaction was effected;

                           - The date that the report is submitted by the Access Person.

                           It is the policy of the Company that Personal Securities Trading Reports be submitted quarterly by all Access Persons whether or not securities transactions have occurred in their accounts during the period.


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                           Annual Holdings Report - Annually, the Access Person
                           must provide the Treasurer the following information which must be current as of a date no more than 30 days before the report is submitted -

                           - The title, number of shares and principal amount of each covered security in which the Access Person had any direct or indirect beneficial ownership;

                           - The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                           - The date the report is submitted by the Access Person.

                           The Company will ask that each Access Person read and sign annually the Statement of Policy/Code of Ethics on Employee Securities Transactions.

                           1.3 Retired Employees. Retired employees may continue to receive investment research information from the Company only so long as they agree to abide by and be subject to the Statement of Policy, including the reporting requirements set forth in Section 1.2, 2.1, 2.2, and 2.3, hereof.

2.       TRADING POLICIES

                  2.1      Securities Not Subject to Restrictions.      Security
         transactions in accounts over which the Access Person has a beneficial interest, but over which he/she has no direct or indirect control, are not subject to restriction; but the Company should be notified of such accounts (see last paragraph of Paragraph 4.2). Also exempt from the restrictions hereof are:

                           - Purchases or sales of securities which are direct obligations of the United States;

                           - Purchases or sales of shares of the M&C Growth or Balanced Funds or other mutual funds;

                           - Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights are acquired from such issuer.

                  Any transaction exempt from restriction is not subject to the prior clearance provision of Section 2 & 3 hereof.


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                  2.2      Securities Subject to Restrictions.  No Access Person
         shall directly or indirectly initiate, recommend, or in any way participate in the purchase or sale of any security in which he/she has or by reason of such transaction acquires any beneficial interest if:

                           - Such security is being considered for purchase or sale by the Research Department even though no order has been entered with the Company's Trading Department;

                           - This restriction applies even if the employee desires to execute in a direction opposite to the Company, i.e., buy instead of sell; sell instead of buy so as to avoid the appearance of a conflict of interest. This provision is subject to waiver by the Trading Compliance Officer.

                  2.3 Options. Executions of put or call options will meet the same criteria as Section 2.2.

                  2.4 Dealings with Clients. No Access Person may, directly or indirectly, sell to or purchase from a client of the Company any security.

                  2.5 Orders Contrary to the Selection Guidelines Buy/Sell Categories. If there is a client order contrary to the Company's Buy/Sell category, a similar personal transaction cannot be made until the client's order is complete.

                  2.6 Margin Accounts. While brokerage margin accounts are discouraged, an Access Person may open or maintain a margin account for the purchase of securities only with brokerage firms with whom such Access Person has maintained a regular brokerage account for a minimum of six months. This provision is subject to waiver by the Trading Compliance Officer.

                  2.7 Short-term Trading. The Company discourages short-term trading. Access Persons should not engage in short-term transactions (transactions within a 60-day period) to eliminate conflicts presented by potential front-running transactions.

                  2.8 New Issues. In view of the potential for conflicts of interest to Montag & Caldwell's broker relationships, Access Persons are also discouraged from acquiring new issues of offerings (especially of common stocks). Access Persons may purchase securities, which are the subject of an underwritten new issue only when the following conditions are met:

                           In no event where such securities are being considered for clients.

                           If the above does not apply, purchases can be made only if prior approval has been given by the Trading Compliance Officer.


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                  2.9      Private Placements.  No Access Person shall purchase
         any security, which is the subject of a private offering unless prior approval has been obtained from the Trading Compliance Officer.

                  2.10 Short Sales. Access Persons are prohibited from selling any security short which is held broadly in client portfolios, except that short sales may be made 'against the box' for tax purposes. Short sales executed by employees must also comply with the other restrictions of Section 2.

                  2.11 Bonds (Corporate and Municipal). On purchases and sales of $500,000 or greater, personal transactions in a bond shall not be executed prior to the fulfillment of client needs with the same stated investment objectives.

3.       PRIOR CLEARANCE AND EXECUTION OF SECURITIES TRANSACTIONS

                  Access Persons may execute security transactions through their brokers without checking with Trading assuming that they are executed in line with this policy.

                  It will be the responsibility of the Research Department to determine for purposes of the application of the restrictions of sub-paragraphs 2.2 those securities being "considered" in accordance with guidelines developed by the Director of Research.

                  As a result of such determination a Restricted Stock List, based on current and upcoming recommendations of securities for purchase or sale, is made accessible to all employees through an intranet system. This restricted list should be reviewed prior to placing an order.

4.       REPORTING REQUIREMENTS

                  4.1 The Company's Obligation. Under Rule 204-2(a) (12), the Company is required to maintain a record of every transaction in a security, subject to the restrictions covered in sub-paragraph 2.2, by which any employee has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, except (i) transactions effected in any account over which the employee has no direct or indirect control, or (ii) transactions in securities which are direct obligations of the United States.

                  Under the amendment to Rule 17-j1, the Company is required to certify that it has adopted procedures reasonably necessary to prevent Access Persons from violating the investment adviser's code of ethics. In addition to a record of every transaction in a security, the Company is required to maintain a record of holding report.


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                  4.2      Access Person's Obligation. Transactions in
         securities in which the Access Person has, or by reason of such transaction acquires, indirect or direct beneficial ownership, subject to the exceptions of Rule 204-2 as stated above, are required to be filed with the Trading Compliance Officer.

                  If an Access Person claims to be exempt from the reporting requirements with respect to any account in which he/she has direct or indirect beneficial ownership, but over which he/she has no direct or indirect control in the management process, he should so advise the Company by letter addressed to the Trading Compliance Officer, reciting the name of the account, the persons or firms responsible for its management, and the fact relied on in concluding that the employee has no direct or indirect control.

5.       SANCTIONS

                  Strict compliance with the provisions of this Statement of Policy shall be considered a basic provision of employment with the Company. An employee may be required to surrender to the Company, or to the party or parties it may designate, any profit realized from any transaction in violation of such provisions. In addition, any breach of such provisions may constitute grounds for dismissal from employment with the Company.

                  Access Persons are urged to consider the reasons for the adoption of this Statement of Policy. The Company's reputation for fair and honest dealing with its clients, the Securities and Exchange Commission, and the investment community in general, has taken many years to build. This standing could be seriously damaged as the result of even a single transaction considered questionable in light of the fiduciary duty the Company owes to its clients. Access Persons are urged to seek the advice of the Trading Compliance Officer when they have questions as to the application of this Statement of Policy to their individual circumstances.

         BOARD OF DIRECTORS - THE ENTERPRISE GROUP OF FUNDS, INC. and
                              ENTERPRISE ACCUMULATION TRUST

                  The Board of Directors of THE ENTERPRISE GROUP OF FUNDS, INC. and ENTERPRISE ACCUMULATION TRUST have read and approved the Personal Trading Policy of Montag & Caldwell, Inc.


                  Signed                              Date
                        --------------------------         ---------------------

                        --------------------------


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                  EMPLOYEE - MONTAG & CALDWELL, INC.

                  I have read the above Standards of Practice of Montag & Caldwell, Inc. and subscribe to them.


                  Signature                           Date
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                  SEC PROPOSED RULE 206(4)-5 "PAY TO PLAY PROHIBITION"

                  I (did) (did not) make contributions, during the past year, to a government official that includes an incumbent, candidate or successful candidate for elective office of a government entity, or an appointee of the office, that is directly or indirectly responsible for, or can influence the outcome of the selection of an investment adviser.

                  Contributions to:

                           --------------------------------------------

                           --------------------------------------------

                  In the amount of          $________________


                  Signature                           Date
                            ----------------------         ---------------------


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